Exhibit 5.1

18 June, 2018

Matter No.360556

Doc Ref: 14133617

+1 441 278 7904

edward.rance@conyersdill.com

RenaissanceRe Holdings Ltd.

12 Crow Lane

Pembroke, HM 19

Bermuda

Dear Sirs,

Re: RenaissanceRe Holdings Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with the offer and sale by the Company of up to 10,000,000 depositary shares (the “Depositary Shares”) evidenced by depositary receipts issued by Computershare Inc. and Computershare Trust Company N.A. as depositary, with each Depositary Share representing a 1/1000th interest in the 5.750% Series F Preference Shares of par value US$1.00 each issued by the Company (the “Shares”), of which 10,000 Shares (represented by 10,000,000 Depository Shares) are being offered by the Company pursuant to an Underwriting Agreement dated 11 June, 2018, among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co LLC, UBS Securities LLC and Wells Fargo Securities, LLC, as representative of the underwriters named therein (the “Underwriting Agreement”). The Shares will be issued and sold pursuant to the prospectus supplement dated 11 June, 2018 (the “Prospectus Supplement”), supplementing the prospectus dated 3 August, 2017 (the “Base Prospectus”) that forms part of the Registration Statement of the Company. As used in this letter, the term “Prospectus” means the Prospectus Supplement and the Base Prospectus (which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) each as filed with the U.S Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

For the purposes of giving this opinion, we have examined a copy of the Prospectus, the Registration Statement, the Underwriting Agreement and the deposit agreement dated 18 June, 2018 between the Company, Computershare Inc. and Computershare Trust Company, N.A. We have also reviewed the memorandum of association and the bye-laws of the

Company, each certified by the Secretary of the Company on 18 June, 2018 (the “Constitutional Documents”), minutes of meetings of its directors held on 1 May, 2002, and 2 August, 2017 and minutes (including the Certificate of Designation, Preferences and Rights of the Shares attached thereto as Exhibit A) of a meeting of the offerings committee of the board of directors of the Company held on 11 June, 2018 (together, the “Resolutions”), each certified by the Secretary on 18 June, 2018, and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Prospectus and other documents reviewed by us, (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein, (f) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (g) that upon issue of any Shares to be sold by the Company the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof and (h) that on the date of issuance of the Shares, the Company will be able to pay its liabilities as they become due.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Prospectus and the offering of the Shares by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	When issued and paid for as contemplated by the Prospectus, the Shares (as represented by the Depository Shares) will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Certain Tax Considerations” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

Conyers Dill & Pearman Limited

/s/ Conyers Dill & Pearman Limited